SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
919 THIRD AVENUE
NEW YORK, NEW YORK 10022-9998
(212) 758-9500


                                        February 21, 1997

Institutional Equity Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

          Institutional Equity Funds, Inc., a
Maryland corporation (the "Corporation"), is filing with the Securities and Exchange Commission (the
"Commission") a Rule 24f-2 Notice (the "24f-2
Notice"), on behalf of Mid-Cap Equity Growth Fund, containing the information contained in paragraph
(b)(1) of Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by this opinion and the filing fee, if any, payable as prescribed by paragraph (c) of the Rule will be to make definite the number of shares sold by the Corporation during the fiscal year ended December 31, 1996 in reliance upon the Rule, if any (the "Rule 24f-2 Shares").

          We have, as counsel, participated in
various corporate and other proceedings relating to the Corporation and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Charter and By-laws, as currently in effect, and a certificate dated February 11, 1997 issued by the Department of Assessments and Taxation of the State of Maryland certifying the existence and good standing of the Corporation. We have also reviewed the Corporation's
Registration Statement on Form N-1A and the form of the Rule 24f-2 Notice being filed by the Corporation.
We are generally familiar with the corporate affairs of the Corporation.

          The Corporation has advised us that the
Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Corporation that was current and effective under the Securities Act of 1933 at the time of the sale, and that the Rule 24f-2 Shares were sold in numbers within the limits prescribed by the Charter of the Corporation for a consideration not less than the par value thereof as required by the laws of Maryland and not less than the asset value thereof as required by the Investment Company Act of 1940.

          Based upon the foregoing, it is our
opinion that:

     1.   The Corporation has been duly organized
          and is legally existing under the laws of the State of Maryland.

     2. The Corporation is authorized to issue one billion (1,000,000,000) shares of Capital
          Stock, par value one hundredth of one cent
          ($.0001) per share.  Under Maryland law,
          (i) the number of authorized shares may be increased or decreased by action of the Board of Directors and (ii) shares which were issued and which have subsequently been redeemed by the Corporation are, by virtue of such redemption, restored to the status of authorized and unissues shares.

     3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

          We hereby consent to the filing of this
opinion with the Commission together with the Rule
24f-2 Notice of the Corporation, and to the filing of this opinion under the securities laws of any state.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules and regulations of regulatory bodies of that State.

Very truly yours,

/s/ Shereff, Friedman, Hoffman & Goodman, LLP

Shereff, Friedman, Hoffman & Goodman, LLP

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